UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
FORM 8-K
_____________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2026
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
________________________
Commission File Number 001-32335

Delaware	88-0488686
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

12390 El Camino Real	92130
San Diego	(Zip Code)
California
(Address of principal executive offices)
(858) 794-8889
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	HALO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On April 30, 2026, Halozyme Therapeutics, Inc. (the “Company”) announced that Darren Snellgrove has been appointed to serve as the Company’s Chief Financial Officer (“CFO”), effective June 8, 2026. Since May 2025, Mr. Snellgrove (age 52) has served as Vice President, Investor Relations at Johnson & Johnson, a multinational pharmaceutical, biotechnology and medical technologies corporation (“J&J”). From August 2021 to May 2025, he served as the CFO of J&J’s Pharmaceutical sector. Previously he served in other finance leadership positions at J&J, including as CFO, VP Finance and Operations Pharmaceutical R&D from 2017 to August 2021, and as CFO, J&J Innovation from 2013 to 2017. Prior to 2013, Mr. Snellgrove served in other positions of increasing responsibility at J&J, including serving as CFO, Janssen Alzheimer Immunotherapy. Mr. Snellgrove holds a B.A. Honors Degree in Economics and Philosophy from Southampton University, England and an M.B.A. from Villanova University. Effective as of June 8, 2026, David Ramsay, the Company’s current Interim CFO, will assume an advisory role with the Company to assist during a brief transition period.

In his role as CFO, Mr. Snellgrove will be paid an annual salary of $670,000 and he will be eligible to participate in the Company’s executive officer incentive plans, with a bonus target equal to 50% of his base salary, which will be prorated in 2026. Beginning in 2027, Mr. Snellgrove will be eligible to receive long-term incentive awards in accordance with the Compensation Committee’s equity award grant practices for the Company’s executive officers. Mr. Snellgrove’s 2027 long-term incentive award will have a minimum total grant date value of $4,000,000.
Upon joining the Company, Mr. Snellgrove will receive equity awards with a total grant date value of $7,200,000. This includes $3,200,000 in restricted stock units (“RSUs”), which is intended to make Mr. Snellgrove whole for equity value forfeited in connection with his acceptance of employment at Halozyme following 27 years of service at J&J, and vests one-third on each of the first three anniversaries of the date of grant. It also includes $4,000,000 in stock options that will vest 25% after one year and then in equal monthly installments over the next three years in accordance with the Company’s standard equity award practices for the Company’s executive officers. The equity award will be granted under, and be subject to the terms and conditions of, the Company’s 2021 Stock Plan. As is customary and prevalent competitive practice when hiring an experienced executive of Mr. Snellgrove’s caliber, the Compensation Committee provided the make-whole equity grant in RSUs ($3.2 million), while the balance of his new-hire equity awards was provided in stock options, which will deliver no value to Mr. Snellgrove absent an increase in our share price following his start date, in line with the Company’s pay-for-performance philosophy.
Additionally, a sign-on cash bonus of $350,000 will be provided to Mr. Snellgrove upon joining the Company to make him whole for forgone cash compensation at his former employer. A prorated portion of the sign-on cash bonus is subject to repayment if, within 24 months of hire, Mr. Snellgrove voluntarily terminates his employment or is terminated for misconduct.
There are no family relationships between Mr. Snellgrove and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Mr. Snellgrove does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.
On April 30, 2026, the Company issued a press release announcing the appointment of Mr. Snellgrove as CFO. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
Exhibits

Exhibit No.	Description

99.1	Press Release of Halozyme Therapeutics, Inc. dated April 30, 2026
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc. (Registrant)

Dated:	April 30, 2026	By:	/s/ Mark Snyder
Mark Snyder
Senior Vice President, General Counsel and Corporate Secretary